Exhibit 99.1

Midland States Bancorp, Inc. Appoints Eric Lemke Chief Financial Officer

Effingham, IL, November 12, 2019 – Midland States Bancorp, Inc. (NASDAQ: MSBI) (the “Company”) today announced that Eric T. Lemke has been appointed Chief Financial Officer of the Company and Midland States Bank, its wholly-owned subsidiary (the “Bank”).

Jeff Ludwig, President and Chief Executive Officer of the Company, commented, “Eric’s previous experience as a partner in the financial services group at RSM and as a bank CFO, coupled with the financial and business acumen he has shown since joining Midland, make him a great choice for this role. We are fortunate to have deep bench strength across our internal finance, accounting and audit groups and can fill this important position internally.”

Mr. Lemke, a CPA, joined Midland in 2018 as Director of Assurance and Audit. Immediately prior to joining Midland he was the Chief Financial Officer of Metropolitan Capital Bancorp, Inc. and Metropolitan Capital Bank & Trust, located in Chicago, Illinois.  Prior to that he was a partner in the Financial Services Practice of RSM US LLP, having first joined RSM in 1993.  Mr. Lemke holds a B.S. in Accounting from Olivet Nazarene University in Bourbonnais, Illinois, and is a member of the American Institute of Certified Public Accounts.  Mr. Lemke also serves on the Finance Committee of the Eastern Illinois Foodbank in Urbana, Illinois.

About Midland States Bancorp, Inc.

Midland States Bancorp, Inc. is a community-based financial holding company headquartered in Effingham, Illinois, and is the sole shareholder of Midland States Bank. As of September 30, 2019, the Company had total assets of $6.11 billion and its Wealth Management Group had assets under administration of approximately $3.8 billion. Midland provides a full range of commercial and consumer banking products and services, merchant credit card services, trust and investment management, and insurance and financial planning services. In addition, commercial equipment leasing services are provided through Heartland Business Credit, and multi-family and healthcare facility FHA financing is provided through Love Funding, Midland’s non-bank subsidiaries. For additional information, visit www.midlandsb.com or follow Midland on LinkedIn at https://www.linkedin.com/company/midland-states-bank.

CONTACTS:

Eric T. Lemke, Chief Financial Officer, at elemke@midlandsb.com or (217) 342-7321

Douglas J. Tucker, Sr. V.P., Corporate Counsel, at dtucker@midlandsb.com or (217) 342-7321